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                                                                   Exhibit 10.33

                    EMPLOYMENT AGREEMENT BETWEEN THE COMPANY
                             AND MICHAEL J. YOMAZZO


                                                               December 10, 1998


Michael J. Yomazzo
500 Ocean Trail Way
Unit #905
Jupiter, Florida 33477

Dear Mike:

         This letter is to confirm our discussions regarding your change in responsibilities at Photronics, Inc. (the "Company") and your ongoing compensation.

         We have agreed as follows:

1)       VICE CHAIRMAN
         Effective January 1, 1999, you will assume the office of Vice Chairman of the Board of Directors and be a member of the office of the CEO. This is a part-time position. We expect that you will be available to devote approximately five (5) business days per month to this position. In this position, you will, as directed by the office of the CEO of the Company, be involved in various strategic and financial interests of the Company, such as possible acquisitions, customer relationships and financial presentations. The actual duties will be defined on an ongoing basis.

2)       TERM
         This position is of an indeterminent length of time and can be terminated at any time.

3)       COMPENSATION
         Your salary will be adjusted effective January 1, 1999 to $6,442.30 bi-weekly (the equivalent of $167,500 annually) which will be subject to our published 10% salary reduction resulting in a salary of $5798.07 bi-weekly (the equivalent of $150,750 annually). During your service as Vice Chairman, payment under our supplemental life insurance arrangement will continue.

4)       SEVERANCE
         You agree to waive any claim that this change in responsibilities might entitle you to any payments under the severance arrangement, dated January 17, 1990 as amended on February 4, 1994, we have with you and such agreement will no longer be of any force and effect.
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5)       OPTIONS
         As a continuing employee of the Company, your options will continue. However, you have agreed to surrender and cancel the following options:
         60,000 PERFORMANCE-BASED OPTIONS GRANTED ON 12/11/98 WHICH HAVE NOT YET VESTED (THE REMAINING 40,000 OPTIONS UNDER THIS GRANT WHICH HAVE VESTED WILL REMAIN IN PLACE)

6)       RETIREMENT
         You can retire at any time. At the time of retirement, the provisions of the attached Consulting Agreement, dated October 10, 1997, will apply except as follows:

         THE PERIOD OF CONSULTING AND THE CONSULTING FEES SHALL BE THREE (3) YEARS AND $125,000 PER ANNUM.

         THE PROVISIONS OF OUR SUPPLEMENTAL LIFE INSURANCE ARRANGEMENT WILL ALSO APPLY.

7)       BONUS
         Since you service as CEO during the entire 1998 fiscal year, you will continue to be eligible for any bonus that may be declared for that year.

8)       OTHER BENEFITS
         You will continue to be eligible, on the same terms as full-time domestic employees of the Company, for medical, 401(k), dental, stock purchase and other similar benefits. The post employment medical benefits covered by paragraph 7 of the attached letter to you dated October 7, 1997 will continue to apply. The supplemental medical benefit, estate and financial planning assistance and provision of a company car will continue during your tenure as Vice Chairman.

         I believe the foregoing accurately sets forth our understanding. If you agree with the presentation herein, please so indicate by signing below and returning one copy to my attention.

         Mike, you have been an important part of Photronics' success and we look to you for your continuing counsel. Our relationship has been extremely rewarding for both of us and hope that you enjoy your future role with the Company.

                                                      Very truly yours,


                                                      Jeffrey P. Moonan
                                                      Senior Vice President

Accepted and Agreed


Michael J. Yomazzo